Exhibit 10.10

November 6, 2019

Kevin Van Asdalan

Re: Summary of Employment Terms

Dear Kevin,

This letter is intended to memorialize the understanding of the changes to your employment arrangement with Montauk Energy Holdings, LLC (the “Company”) from Controller to your new position as Chief Financial Officer. All other terms of your employment will remain unchanged.

To that end, I am very pleased to offer you the position of Chief Financial Officer based on the key terms as outlined below.

Position: Chief Financial Officer

Key Responsibilities: Reporting to the President & CEO, Sean McClain, with the key responsibilities outlined on the attachment.

Employment Start Date: Promotion Effective September 25, 2019

Primary Job Location: Pittsburgh Corporate Office

Base Salary: $190,000 annually. You will be paid bi-weekly on alternating Fridays via direct deposit.

Bonus Target: 30% of Base Salary in accordance with the Company incentive plan.

This offer letter does not confer any contractual right, either express or implied, to remain in the Company’s employ. Your employment is not for any specific time and may be terminated at will, with or without cause and without prior notice, by the Company or you may resign for any reason at any time.

Finally, I am very excited about the prospect of having you continue with our team and look forward to having your innovative ideas and energies assist us with the challenges and opportunities ahead. If you agree with the terms set forth in this offer letter, please indicate your acceptance by signing and returning this letter as soon as possible. If you have any questions, please feel free to contact me at [redacted]. I look forward to your positive response.

Sincerely,

/s/ Shannon R. Lewis
Shannon R. Lewis
Human Resources Manager

Accepted by:	/s/ Kevin Van Asdalan	Date: November 6,, 2019
Kevin Van Asdalan